DIAMOND HILL INVESTMENT GROUP, INC.
COMPENSATION RECOUPMENT AND RESTITUTION POLICY ACKNOWLEDGMENT

I acknowledge receipt of the Diamond Hill Investment Group, Inc. Compensation Recoupment and Restitution Policy ("Policy"). I have read and understand the Policy and have had the opportunity to ask questions to the Company regarding the Policy.

I also understand and acknowledge that:

1.The Policy shall apply to any and all cash and stock-based awards, deferred compensation, performance-based compensation and other forms of cash or equity incentive compensation (collectively, "Awards") and that all such Awards are subject to adjustment or recoupment under the Policy.

2.The recoupment or restitution of Awards pursuant to the Policy will not in any way limit or affect the Company's right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company.

3.The Company, in its sole discretion, may amend or restate the Policy from time to time after the date of this acknowledgment, and the Policy, as amended or restated, will apply to all Awards after the date of this acknowledgment. The Company will provide to me a copy of the Policy as it may be amended or restated.

DIAMOND HILL INVESTMENT GROUP, INC. Employee: